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Exhibit 23.4

March 19, 2018

Emerge Energy Services LP
5600 Clearfork Main Street, Suite 400
Fort Worth, TX 76109

Ladies and Gentlemen:

        The undersigned hereby consents to the incorporation by reference in the Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the "Registration Statement"), of information contained in this Annual Report on Form 10-K of Emerge Energy Services LP for the year ended December 31, 2017 (the "Annual Report") relating to our reports setting forth the estimates of reserves of Superior Silica Sands LLC as of December 31, 2017. We also consent to all references to us contained in such Annual Report and Registration Statement, including in the prospectus under the heading "Experts."

Respectfully submitted,
Cooper Engineering Company, Inc.

/s/ BRUCE MARKGREN, P.E. Bruce Markgren, P.E. President

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  Exhibit 23.4